SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock ESG Capital Allocation Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Boaz R. Weinstein posted the tweets and reply tweets attached hereto as Exhibit 1 to his twitter account.   The first tweet included an article, reproduced as Exhibit 2.

Exhibit 1

boaz weinstein @boazweinstein · 3h

Boaz versus BlackRock: the fight over closed-end funds - Risk.net

J.P.Morgan
ROBIN HOOD
INVESTORS CONFERENCE

risk.net

Boaz versus BlackRock: the fight over closed-end funds - Risk.net

Exhibit 2

Boaz versus BlackRock: the fight over closed-end funds

Saba founder says he never planned to be an activist investor. Now he’s battling BlackRock – again

In the spring of 2019, Boaz Weinstein’s Saba Capital bought sizeable stakes in two BlackRock bond funds and nominated board candidates for both ahead of their annual meetings. Saba was pressing BlackRock to tender shares in the funds, both of which were trading at a deep discount to net asset value. A tender at NAV would allow the hedge fund to cash out with a return in the region of 14%.

After Saba submitted nomination notices for the annual meetings, the BlackRock funds sent the firm a 47-page questionnaire about the nominees. Weinstein says Saba returned the completed questionnaire within a week – but BlackRock refused to accept it, claiming the firm had missed the deadline.

“It was a ‘gotcha’ thing,” says Weinstein. “The questionnaire had irrelevant questions like whether we’d violated the Iran nuclear sanctions laws.” Saba took BlackRock to court over its filibustering questionnaire and initially won. The court’s vice-chancellor said the request “went too far”, but an appellate court reversed the ruling. Then in June 2020, a year into the dispute, BlackRock announced it would merge the closed-end funds into existing open-ended vehicles after all.

“Thousands of mom-and-pop investors got to exit at NAV and that was great,” Weinstein says. Saba, of course, made its money too.

But Weinstein didn’t stop there. Since then, he has picked a fresh fight with BlackRock over three other funds it manages. And he’s promising more drama. “Big potatoes, not small potatoes.”

Closed-end fund arbitrage – the strategy Saba is pursuing – is a realm of public relations tactics, court battles and fighting talk. Weinstein says he never set out to be part of this world. Now, though, he’s all in.

Saba has become the biggest player in the space in recent years, with $3 billion invested. A source with knowledge of the matter says the firm is raising money for expansion, with ambitions to perhaps double its positions in closed-end funds in a year. Weinstein has already deployed over half a billion dollars in the UK.

For now, arguably the biggest potato on Weinstein’s plate is the BlackRock Innovation and Growth Term Trust (BIGZ), which went public in March 2021 at $20 a share, raising $5 billion. Now it trades at less than $8 a share. “They literally lit $3.3 billion dollars on fire,” Weinstein says. “If the holders had instead been in the Nasdaq, they’d have made 4%, not lost 52%.”

BIGZ has “given people the Cathie Wood 2021 drawdown with none of the Cathie Wood pre-2021 love,” he says, referring to the founder of Ark Invest whose tech-flavoured flagship fund has lost around three-quarters of its value. “Adding insult to injury there is also $160 million of trapped discount. And we are coming up the ranks on it.” Saba has a $130 million position.

Saba is seeking seats on the board and is pressing BIGZ to tender at least a tenth of its shares each quarter “at or close to NAV” if the average daily discount runs higher than 10%.

“You can’t disenfranchise shareholders. You can’t entrench yourself. You can’t set an impossible voting standard”

Boaz Weinstein

Weinstein’s hedge fund has also built a $200 million position in BlackRock’s ESG Capital Allocation Term Trust, which trades at a discount of 11% after reaching as low as 20% following its launch only 20 months ago.

At the time of writing, ECAT had returned -13% since launch.

The third fund, BlackRock California Municipal Income Trust (BFZ), trades at a discount of 8%. Saba owns just under $50 million, about 14% of the outstanding shares.

With the proxy campaign heating up, Weinstein is accusing BlackRock of disregarding its own stated principles of good corporate governance.

ECAT, like the other two BlackRock funds, requires a voting majority of all shares to secure board positions in contested elections. That makes it effectively impossible for challengers to secure seats, Saba argues. Normally only about 60% of shares are voted in such ballots.

“We can show you the part of their ESG bible where they say ‘thou shalt not do this’,” Weinstein says. “And they’re doing it to everyone… in an ESG fund…. It makes your head explode. On this one I have a real bone to pick with them. I’m buying more.”

BlackRock’s guidelines state that majority voting is preferable in uncontested elections but “may not be appropriate in all circumstances”, such as contested elections.

BlackRock is in belligerent mood too. In an emailed statement, a spokesperson says: “Saba’s interest is short-term profit – not governance. Its playbook uses the veil of governance to disrupt the investment objectives and strategies of closed-end funds by seeking to force changes that enrich itself at the expense of long-term shareholders.”

Shareholders will have their say on Saba’s proposals in July, when BlackRock’s closed-end funds hold their annual meetings.

Jumbo shrimp

Saba’s proxy fights are playing out in what was a sleepy corner of the industry. Some closed-end funds trace their history to the late 1920s when railway consolidation left firms like Adams Express, now Adams Funds, with cash to invest.

Investors buy from a manager at IPO but can exit a fund only by selling shares in the open market. For fans, the appeal is clear. Permanent capital allows the funds to employ greater leverage and invest in less-liquid assets. Advocates emphasise the funds’ ability to pay out steady dividends. US closed-end funds delivered more than 6% on assets last year, according to data from the Investment Company Institute.

On the downside, though, shares often trade at a discount to NAV, because of management fees or if sellers of a fund outnumber natural buyers. Substantial discounts are common. Fifteen percent of US closed-end funds traded at a discount of more than 15% to NAV at the time of writing, data from Morningstar Direct shows.

Weinstein says the funds are “sold not bought”. Brokers push the product at IPO, he argues. Afterwards, when the selling campaign cools, demand tails off.

BLACKROCK

Photo: Jerry Goldberg

BlacRock says Saba's tactics continue to "potentially endanger" the closed-end fund landscape

The arbitrage trade to be done, then, is to buy at a discount, hedge exposure to the underlying assets and press the fund to liquidate or tender for part of its shares at something close to NAV.

Potential targets with discounts that make them interesting to a firm like Saba amount to about $80 billion in assets under management. That’s from an industry worth over $450 billion across more than 750 funds, Weinstein says.

In this niche activist area Saba is a big fish in a small pond – or, in Weinstein’s words, a “jumbo shrimp”. The pond is widening, though. Just two years ago closed-end funds worth only about $10 billion were trading at discounts of more than 15% and Saba had about $600 million in the strategy. Today that strategy has grown to five times the previous size.

The source with knowledge of the matter says the firm’s dedicated fund has about a 10% net return for the past eight years.

Too small for Buffett

Weinstein comes across as modest, even a little self-conscious. His dark-wood panelled home office seems – through a Zoom lens at least – to be not much larger than a walk-in cupboard.

Those in the closed-end fund community would probably say the modesty is false. But when Weinstein describes what first got him interested in these funds it seems real enough.

Between Saba Capital’s launch in 2009 and the middle of 2012, the hedge fund had grown from $150 million to $5 billion. But during the next 12 months, Saba’s existing strategies – the relative value trades in credit for which Weinstein is best known – lost money. A rethink was required.

“I’d been looking at other discount opportunities for a while, even in esoteric corners of the market,” he says. That included, some years earlier, assessing discounts on Korean preferred stock versus common stock. That trade had poor prospects of paying off, it turned out. “There has been a big discount for 20 years and there may be a big discount for the next 20.”

Weinstein personally had owned closed-end funds in the early 2000s. “I wasn’t a savvy investor. But I was savvy enough to read in Barron’s about a Morgan Stanley fund trading at a 30% or 35% discount. So I had this personal experience investing in this product that is 85%-plus owned by individual investors.”

Then he recalls reading at the time of the taper tantrum about closed-end funds trading at discounts. “It was a trade to buy a bunch at a minus-nine discount to NAV that had been at a plus-one premium to NAV, and it turned into a big business.”

The idea isn’t new. And Weinstein isn’t saying it is. Warren Buffett pursued the same trade. Edward Thorp writes in detail about a successful closed-end strategy in his autobiography A Man For All Markets. (Weinstein said at a Bloomberg conference recently that meeting Thorp was a bucket list item; the two have scheduled a lunch later this year.)

Weinstein even corresponded with Buffett on the topic, after Buffett said he wished Weinstein had shown him the London Whale bet back in 2012 and to bring him any such big opportunities in the future.

In an email exchange, Weinstein shared the closed-end funds idea with Buffett, but it was too small for Berkshire Hathaway. Buffett did send Weinstein, though, a PDF of yellowed sheets of paper from 1950 showing Buffett’s holdings at the time, of which two were discounted closed-end funds.

Advantage player

Weinstein and activist investing seem a peculiar match. A titled chess player in his teens, he’s known for cool-headedly summing odds more than picking arguments.

A quote from Puggy Pearson, the professional poker player and world series winner, is a favourite. “Ain’t only three things to gambling: knowing the 60-40 end of the proposition, money management, and knowing yourself.”

Then again, the odds in the closed-end fund trade may be uniquely attractive.

And people that know him describe Weinstein as a so-called advantage player, the type of gambler that likes to find ways within the rules to tilt the odds in their favour. He was associated with an MIT team that famously used card-counting techniques to beat casinos in the 1990s.

Weinstein confesses to “being worried” when someone on the other side of a trade might have fundamental knowledge he lacks. “Who in their right mind would think they can beat Citadel or DE Shaw six times out of 10?”

He has always gravitated towards being “on the right side of a mispricing that exists because of a technical”, he says. “The technical in closed-end funds is that retail wants to sell.”

Given his willingness to challenge Wall Street’s biggest operators, though, does Weinstein see himself as a rebel, an outsider? This isn’t the first time he’s taken on the establishment, after all. Weinstein’s London Whale trade in 2012 cost JP Morgan more than $6 billion.

He says not. He’s worked on Wall Street since interning at Merrill Lynch aged 15, he points out. Instead, he says he considers himself an unconventional thinker.

Accidental activist

In fact, as Weinstein tells it, Saba made the step to activist investor almost by chance.

In 2013 the firm was the biggest investor in two UBS closed-end funds that were compelled to liquidate by another manager – Bulldog Investors, a firm that has long followed the activist strategy.

Saba was also mapping indentures from IPO documents for hundreds of closed-end funds and came across a Deutsche Bank fund that was obligated to tender for shares if it traded at a big enough discount for more than a quarter.

Weinstein and his colleagues realised the Deutsche fund was on track to liquidate and Saba bought more shares, ultimately making about a 15% gain, according to a source with knowledge of the trade.

In the early campaigns, though, there were no proxy battles. The approach was “gentle”, Weinstein says – asking funds to tender for a portion of shares at a one or two percent discount to NAV.

“We aren’t depriving investors of investment fund options and, in any case, they’re swimming in [options] – between ETFs, mutual funds, closed-end funds and all the rest”

Boaz Weinstein

Weinstein says he still prefers to avoid a fight if he can. It’s easy to see why. A number of small, quick exchanges potentially deliver more profit to a firm like Saba than a big battle where the gains might be greater, but the time expended longer.

That said, Saba’s approach has hardened more recently. “We weren’t looking to make an example,” Weinstein says. “But somebody did something so outrageous that we took a much stiffer stance.”

In 2020 all eight board members at the Voya Prime Rate Trust, managed by Voya Investments, were up for election. Saba owned 22% of the shares. The fund was trading at an 18% discount.

Three months before the election, Voya announced that board seats would in future require backing from a 60% majority of shares, rather than 60% of the votes cast.

Because of the low participation rates in such votes, the fund’s new rule effectively blocked Saba’s chances of securing its nominations. “We took them to court,” Weinstein says. “You can’t disenfranchise shareholders. You can’t entrench yourself. You can’t set an impossible voting standard.”

In June, a judge ordered Voya to abandon its proposed change, saying the bylaw amendment effectively prevented any new trustees from being elected.

Saba put in its own board and then in June 2021 took over the management of the fund itself. “It’s an opportunity for us to show the industry that these funds can be run better, that there’s a right way to do it,” Weinstein says.

The Saba-run fund ranked as the best performing bond closed-end fund in its latest financial year, to November 2022, according to the company’s own data.

Voya declined to speak to Risk.net for this article.

‘Mind blowing’

For sure, Weinstein is unafraid to ruffle feathers. Others in the space welcome the muscular approach. “Going on Twitter and blasting BlackRock for essentially hypocrisy, I think it’s fair game,” says Phillip Goldstein, Bulldog Investors’ co-founder. “They’ve done a lot of good work that’s helped other shareholders.”

Another recent high-profile battle, this one versus Franklin Templeton and its Templeton Global Income Fund, shows how acrimonious that work can become.

The Templeton fund and trustee Charles B Johnson III sought an injunction to stop Saba seating its board after a successful campaign by the hedge fund in 2022. Templeton and Johnson argued Saba should have made public sooner than it did a last-minute deal to acquire shares from two other activist funds, Bulldog Investors and Almitas Capital, ahead of the vote.

“Franklin – having to face the reality of losing – sued us,” says Weinstein. “They said there should be a redo of the election.”

In discovery, Saba found something Weinstein characterises as “mind blowing”. Email exchanges between Franklin and the fund’s second biggest shareholder First Trust showed the two had communicated about whether and when First Trust would fall below a 10% holding.

In court documents Saba accused Franklin of a co-ordinated effort to mislead the hedge fund as to how First Trust would vote. According to US law, a fund like First Trust would have to vote its shares proportionally with other voters – so called mirror voting – if it held more than a 10% threshold. The Templeton fund’s April 12 proxy statement listed First Trust as holding 11.22% of shares. Saba said Franklin knew the true figure was below the threshold when it filed the proxy statement and was obligated to say so.

The fund countered that Saba did have information about the up-to-date holdings of First Trust. But Saba says the shareholder disclosures in question are discretionary and therefore could not be taken as a reliable record of positions.

A day before the appellate hearing the Templeton fund backed down and Saba seated the board. Franklin Templeton declined to comment for this article.

A righteous cause

Weinstein insists the campaigns against the likes of Franklin Templeton, Voya and BlackRock put him on the right side of right and wrong.

He makes a point of stating that most closed-end funds are “decent” products, that many trade at a negligible discount and that “some” operators are conscientious.

Some closed-end funds use measures such as buy-backs to narrow discounts when they become overly wide. The Goldman Sachs MLP and Energy Renaissance Fund announced in recent days a plan to liquidate voluntarily.

But then Weinstein speaks at length about what he sees as the bad actors. “I don’t want to get ‘doing-God’s-work’ carried away with myself,” he tells me at one point. “But thousands of small investors will see hundreds of millions of dollars of gain. It’s a righteous cause.”

Needless to say, the asset managers that sponsor closed-end funds see things differently.

Those firms as well as industry body, the Investment Company Institute, characterise the likes of Saba as profiteering at the expense of long-term investors. Funds that are forced to tender have to spread fixed costs over a smaller group, the critics argue. Trading liquidity in the shares is reduced. Funds that have to switch to open-ended format cannot run with leverage or stay fully invested.

Saba has cut holdings in funds immediately after completing successful campaigns, the hedge fund’s detractors say, showing the firm has no interest in good governance beyond its own short-term gains.

And shareholders other than Saba in some of the campaigns have voted in favour of the status quo. Franklin Templeton said in a February statement that less than 10% of the fund’s shareholders other than Saba had supported the hedge fund and its nominees.

Improved structures aim to ameliorate some of the stated concerns of activists. Newer closed-end funds that are being targeted by activists have fixed terms of 12 years, so investors are not locked in for ever, their sponsors say.

Some fund operators even claim Saba’s actions could kill the industry, denying investors the benefits of the closed-end structure altogether. “Opposing Saba… is critical to preserving closed-end fund options for retail and institutional investors,” BlackRock blasted in a 2019 statement. “Saba’s tactics continue to weaken, and even potentially endanger, the closed-end fund landscape.”

Policymakers too have sided with fund providers in some jurisdictions. The state of Delaware last year enacted measures that make it harder for firms like Saba to gain control of closed-end funds, requiring approval from two-thirds of shareholders for an acquirer of more than 10% of stock to exercise its full voting rights.

Weinstein’s response to these criticisms is that closed-end funds that tender or switch to an open-ended structure have no reason to cease operating, and that investors will most likely benefit as any discount to NAV narrows.

“The argument you are depriving investors of something finite or scarce is flawed,” he says.

Closed-end fund activism is different from activist campaigns against companies in which each target is distinct. At the extreme, operators of closed-end funds could create new funds with the exact same team and assets as a liquidated entity if investors demanded it.

“We aren’t depriving investors of investment fund options and, in any case, they’re swimming in [options] – between ETFs, mutual funds, closed-end funds and all the rest. That argument just doesn’t work,” Weinstein says.

Big bets

Saba looks set, then, to keep picking fights. People that know him say Weinstein is inclined to take big bets when he senses opportunity. Right now, closed-end fund discounts in some markets are at close to historical extremes.

There are risks, of course. Weinstein’s own early investments lost money. “In the middle of 2013, I diversified into [closed-end funds] and it only cost me. The discount grew,” he says.

In 2020, average discounts for all equity closed-end funds reached 13%, with the worst funds trading much wider. During the global financial crisis, the average size-weighted discount was 24%, again with some funds far wider.

The reasons for those collapses, though, no longer exist, Weinstein asserts. In 2008 closed-end funds relied on leverage from the now largely defunct auction rate securities market. That market failed dramatically, forcing the funds to de-lever and sell at the worst possible time.

In 2020, the bond market “broke”. Even high yield ETFs briefly traded at 25% discounts to NAV. But the Federal Reserve stepped in, buying assets including corporate bond ETFs. And closed-end funds rapidly recovered.

The Fed may not intervene in a similar crisis in the future, of course. But Weinstein thinks such big discounts – even without intervention – could not persist. Firms like his own would seek to arbitrage them away.

As long as Saba is able to stay in its trades, then, bigger discounts present a bigger buying opportunity, he argues. (Yes, Weinstein bought heavily in March 2020.)

In addition to the BlackRock campaign, where might Weinstein set his sights next?

The UK is the obvious choice. Closed-end funds number more than 400, with nearly $300 billion in assets under management. Over a third are trading at a discount greater than 15%, according to Morningstar Direct.

The largest closed-end fund in the world is based in the UK – the £13 billion ($16.6 billion) Scottish Mortgage Investment Trust. In fact, that same fund announced in May that it had bought back shares worth £283 million in the past year to narrow a discount to NAV that had widened from 0.5% to 19.6% in 12 months.

A number of UK funds also include a clause in their bylaws requiring a periodic continuation vote, which gives activist investors an automatic option to challenge the board. Shareholders in the UK with more than a 5% holding can request a general meeting within 28 days and table a motion to terminate the manager.

The opportunity is “incredibly compelling”, Weinstein says. Saba now has a book of over half a billion dollars of UK closed-end funds at a discount of greater than 15%, Weinstein says, which is very close to their widest discounts during Covid.